Exhibit 99.1

Industrial Services of America, Inc. Reports First Quarter 2011 Results

LOUISVILLE, KY (May 2, 2011) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets, and offers programs and equipment to help businesses manage wastes, today reported financial results for the first quarter ending March 31, 2011.

For the three months ending March 31, 2011:

--  Total revenue was $106.2 million in the first quarter of 2011, compared with $74.2 million in the first quarter of 2010.

--  Net income was $2,166,782 (basic and diluted earnings of $0.31 per share) in the first quarter of 2011, compared with $1,763,264 (basic and diluted earnings of $0.27 per share) in the first quarter of 2010.  Basic and diluted weighted average shares outstanding were 6,885,170 and 6,928,448 respectively in the first quarter of 2011 and were 6,449,522 and 6,487,650 respectively (split-adjusted) for basic and diluted shares in the first quarter of 2010.

--  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2011 was $5,229,971 compared with EBITDA of $4,132,001 for the first quarter of 2010. (See attached reconciliation.)

Key Highlights for the First Quarter Ending March 31, 2011

--    Revenue up 43% year-over-year

--    Net Income up 23% year-over-year

--    Diluted EPS up 15% year-over-year, despite a 7% increase in diluted shares outstanding

--    EBITDA up 27% year-over-year

Chairman of the Board Harry Kletter commented, "ISA had another record quarter, with revenue up 43% over last year's first quarter.  Even though some of this increase was from higher commodity prices, our unit volume was up 37% over the first quarter of 2010.  Our earnings also posted strong growth, increasing 23% over the first quarter of 2010.  These results are particularly impressive when you consider that they surpass the record results we posted in the first quarter of last year."

Mr. Kletter continued, "We remain focused on improving margins in 2011, and we will work hard to improve margins to that we can increase earnings growth even without substantial growth on the top-line.  Our Chief Operating Officer is implementing a number of process improvements and other operating efficiencies designed to expand margins.

"Our balance sheet also continued to strengthen during the first quarter, with our current ratio improving to 3.8x and our leverage ratios decreasing.  We expect these trends to continue throughout the remainder of the year."

ISA also reports that Terry Hancock resigned from the Company last month.  Brian Donaghy, ISA's President & Chief Operating Officer, is overseeing the operation of ISA Alloys, along with the other 30 members of the Alloys team.

Conference Call to Discuss First Quarter 2011 Results

ISA will host a conference call on Monday, May 2, 2011 at 2:00 PM Eastern time to discuss first quarter results.  Participants can access the call by dialing:

U.S. and Canada Dial-in Number: 877-354-6067

Conference ID #62760248

Callers should identify the Industrial Services of America earnings results call.

A replay will be available one hour after the call through midnight May 4, 2011 by calling:

800-642-1687 or 706-645-9291.

ISA's 2010 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 2011 AND 2010

(UNAUDITED)

______________________________________________________________________________

	2011	2010
	(in thousands, except per share information)
Revenue from services	$ 1,371	$ 1,535
Revenue from product sales	104,816	72,634
Total Revenue	106,187	74,169

Cost of goods sold for services	1,277	1,351
Cost of goods sold for product sales	97,075	66,535
Total Cost of goods sold	98,352	67,886

Selling, general and administrative expenses	3,780	3,201

Income before other income (expense)	4,055	3,082

Other income (expense)
Interest expense	(671)	(329)
Interest income	6	8
Gain on sale of assets	49	185
Other income (loss), net	-	(7)
Total other income (expense)	(616)	(143)

Income before income taxes	3,439	2,939

Income tax provision	1,272	1,176

Net income	$ 2,167	$ 1,763

Basic earnings per share	$ 0.31	$ 0.27

Diluted earnings per share	$ 0.31	$ 0.27

Weighted shares outstanding:
Basic	6,885	6,450

Diluted	6,928	6,488

INDUSTRIAL SERVICES OF AMERICA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three Months Ending March 31,
	2011	2010
Net Income	2,166,782	1,763,264
Interest expense	671,682	328,969
Income taxes	1,272,555	1,175,511
Depreciation	931,452	864,257
Amortization	187,500	-
EBITDA (1)	5,229,971	4,132,001

(1)     EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville, KY, Harry Kletter or Alan Schroering, 502-366-3452, hklet@isa-inc.com or aschroering@isa-inc.com, http://www.isa‑inc.com/